Exhibit 99.1

FOR IMMEDIATE RELEASE

ERGO SCIENCE CORPORATION ANNOUNCES COMPLETION OF REVERSE/FORWARD STOCK SPLIT TO PERMIT SEC DEREGISTRATION

North Andover, Massachusetts—February 7, 2006—Ergo Science Corporation (OTCBB:ERGO) announced today that it has filed certificates of amendment to its certificate of incorporation with the Secretary of State of Delaware to affect a 1-for-200 reverse stock split of the Company’s common stock, par value $0.01 per share (“common stock”), to be followed immediately by a 200-for-1 forward stock split of the Company’s common stock (collectively, the “transaction”). The transaction was effective as of 11:58 p.m. (Eastern Time) on February 6, 2007. The main purpose of the transaction is to permit the Company to deregister the common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and thereby avoid the expenses associated with filing reports with the Securities and Exchange Commission.

Due to the common stock’s limited trading activity and the relatively small stockholder base holding more than 200 shares of common stock, the benefits of being a Securities and Exchange Commission reporting company do not justify the associated costs. The Company estimates that this transaction will result in a savings of approximately $2 million in 2007 and 2008 and $1.8 million in 2009 and each year thereafter.

Pursuant to the transaction, stockholders of record holding fewer than 200 shares of the Company’s common stock immediately before the transaction will have such shares aggregated, converted into the right to receive a cash payment of $2.10 for each such share owned before the reverse stock split and sold to William T. Comfort III, a stockholder and director of the Company. Stockholders who are cashed out as a result of the transaction will be notified by the Company’s transfer agent and the exchange agent for purposes of the transaction, American Stock Transfer & Trust Company. Those shareholders will have to surrender their stock certificate(s) in order to receive cash for those shares. Stockholders holding 200 or more shares of the Company’s common stock immediately before the transaction will continue to hold the same number of shares after completion of the transaction and will not receive any cash payment for their shares.

As a result of the transaction, approximately 45,380 shares were cashed out and the number of holders of record of the Company’s common stock was reduced to fewer than 300, which enables the Company to terminate the registration of its common stock under the Exchange Act. The Company will file to terminate the registration of its common stock immediately. In connection with the transaction, the common stock will no longer be eligible for quotation on the over-the-counter bulletin board maintained by the NASD. The common stock will only be quoted on the “pink sheets” and stockholders will continue to be able to trade their shares in the over-the-counter markets or private transactions.

This release includes “forward-looking” information statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those provided in the forward-looking statements.

About Ergo

Ergo Science Corporation, based in North Andover, Massachusetts, acquired the business to business publishing division (Nexus Media) of Highbury House Communications plc in April 2005. Nexus Media provides products and services including printed and web-based magazines, data services and directories, exhibitions, conferences and award ceremonies. Nexus Media provides information in several markets and operates out of a 28,000 square foot facility that it owns in Swanley, Kent (United Kingdom) with approximately 130 employees. In November 2003, Ergo Science Corporation sold all of its scientific and research assets and certain other intellectual property assets to Pliva d.d.

Contact:
Lisa DeScenza
(978) 688-8833
ldescenza@comcast.net